Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

ServiceTitan, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock	Rule 457(c) and Rule 457(h)	40,310(2)	$94.24(3)	$3,798,814.40	$138.10 per $1,000,000	$524.62
Total Offering Amounts					$3,798,814.40		$524.62
Total Fee Offsets(4)							N/A
Net Fee Due							$524.62

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of Class A common stock, par value $0.001 per share of the Registrant (the “Common Stock”), that become issuable under the Conduit Tech, Inc. 2022 Stock Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of Common Stock.

(2) Represents an aggregate of 40,310 additional shares of the Common Stock underlying outstanding restricted stock units under the Plan and assumed by the Registrant.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on October 16, 2025.

(4) The Registrant does not have any fee offsets.